Exhibit 99.2
MetLife, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements
On November 1, 2010, MetLife, Inc. acquired all of the outstanding shares of capital stock of American Life Insurance Company and Delaware American Life Insurance Company (together, “ALICO”) for consideration transferred of $16,400 million, which included cash of $7,206 million and securities of MetLife, Inc. valued at $9,194 million, based on the opening price of MetLife, Inc.’s common stock on November 1, 2010, the closing date (the “Acquisition”).
The Acquisition was made pursuant to a stock purchase agreement, dated as of March 7, 2010, by and among MetLife, Inc., American International Group, Inc. (“AIG”) and ALICO Holdings LLC (“ALICO Holdings”) (the “Stock Purchase Agreement”). On October 28, 2010 and October 29, 2010, respectively, MetLife, Inc., AIG and ALICO Holdings entered into (i) a letter agreement relating to the MetLife, Inc. equity units forming part of the consideration (the “Equity Unit Amendment”) and (ii) a letter agreement relating to AIG’s guarantee obligations, pursuant to which modifications were made to the Stock Purchase Agreement (as so amended, the “Amended Stock Purchase Agreement”).
The unaudited pro forma condensed combined financial statements and accompanying notes present the impact of the Acquisition on MetLife, Inc.’s financial position and results of operations under the acquisition method of accounting which is more fully described in the notes to unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of September 30, 2010, combines the historical interim condensed consolidated balance sheet of MetLife, Inc. as of September 30, 2010 with the historical condensed combined balance sheet of ALICO as of August 31, 2010, giving effect to the Acquisition as if it had occurred on September 30, 2010. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 combine the historical interim condensed consolidated statement of operations of MetLife, Inc. for the nine months ended September 30, 2010 with the historical condensed combined statement of income of ALICO for the nine months ended August 31, 2010, and the historical consolidated statement of operations of MetLife, Inc. for the year ended December 31, 2009 with the historical combined statement of income of ALICO for the year ended November 30, 2009, respectively, giving effect to the Acquisition as if it had been completed on January 1, 2009. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable to the Acquisition and factually supportable, and with respect to the statements of operations, are expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes. In addition, the unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with, the:

•	audited historical consolidated financial statements of MetLife, Inc. as of and for the year ended December 31, 2009 and the related notes included in MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended;

•	audited historical combined financial statements of ALICO and the related notes as of and for the year ended November 30, 2009 which were filed as an exhibit to the Current Report on Form 8-K filed by MetLife, Inc. on August 2, 2010;

•	unaudited historical interim condensed consolidated financial statements of MetLife, Inc. as of and for the nine months ended September 30, 2010 and the related notes included in MetLife Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010; and

•	unaudited historical condensed combined financial statements of ALICO as of and for the nine months ended August 31, 2010 and the related notes, included as Exhibit 99.1 to the Current Report on Form 8-K to which these unaudited pro forma condensed combined financial statements are included as an exhibit.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Acquisition been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial statements as of and for the periods presented do not reflect future events that may occur after the Acquisition, including, but not limited to, expense efficiencies or revenue enhancements arising from the Acquisition. They also do not give effect to certain one-time charges that MetLife, Inc. expects to incur such as restructuring and integration costs. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“U.S. GAAP”), and reflect changes to acquired assets and assumed liabilities to record their preliminary estimated fair values, which are based on certain estimates and assumptions. It is likely that the actual adjustments reflected in the final acquisition accounting, that will consider additional available information, will differ from the pro forma adjustments and it is possible the differences may be material. MetLife, Inc.’s management believes that the pro forma adjustments give appropriate effect to the assumptions used and are properly applied in the unaudited pro forma condensed combined financial statements.

MetLife, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2010

	Historical		Pro Forma	Reclassification		Pro Forma
	MetLife	ALICO	Adjustments	Adjustments	Notes	Combined
	(In millions, except per share data)
	September 30, 2010	August 31, 2010
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value	$260,564	$77,235	$(1,004)	$(8,429)	6(a)-(b), 7(a), 8(a)	$328,366
Equity securities available-for-sale, at estimated fair value	2,865	655	(60)	(326)	7(b)-(c), 8(a)	3,134
Trading securities, at estimated fair value	3,987	12,799	(681)	1,504	6(b), 7(c)-(d), 8(a)-(b)	17,609
Mortgage loans, net	59,938	1,103	(330)	—	6(c)	60,711
Policy loans	10,230	1,554	156	—	6(d), 8(a)	11,940
Real estate and real estate joint ventures held-for-investment	6,981	—	135	618	6(e), 7(b), (e)-(f)	7,734
Real estate held-for-sale	9	—	—	—		9
Other limited partnership interests	5,948	—	—	—		5,948
Short-term investments	11,590	5,283	119	2,287	6(b), 7(a), (d), (g), 8(a)	19,279
Other invested assets	16,571	1,975	(20)	(50)	7(c), (e), (h), 8(a)	18,476

Total investments	378,683	100,604	(1,685)	(4,396)		473,206
Cash and cash equivalents	14,557	1,046	(6,943)	4,749	6(b), (f), 7(a), (d), (g), 8(a)-(c)	13,409
Accrued investment income	3,469	1,084	(17)	53	7(h), 8(a)	4,589
Premiums, reinsurance and other receivables	18,654	1,105	(6)	—	8(a)	19,753
Deferred policy acquisition costs and value of business acquired	17,463	10,871	(3,743)	—	6(g)-(h)	24,591
Current income tax recoverable	178	—	—	—		178
Goodwill	4,966	—	5,361	—	6(i)	10,327
Other assets	6,913	1,310	131	(148)	6(j)-(o), 7(f), 8(a),(c)	8,206
Separate account assets	172,372	236	—	—		172,608

Total assets	$617,255	$116,256	$(6,902)	$258		$726,867

Liabilities and Stockholders’ Equity
Liabilities:
Future policy benefits	$143,686	$26,773	$(682)	$—	8(a)	$169,777
Policyholder account balances	145,360	64,582	(101)	—	8(a)	209,841
Other policyholder funds	8,912	4,473	(1,400)	—	6(p), 8(a)	11,985
Policyholder dividends payable	834	—	—	—		834
Policyholder dividend obligation	2,014	—	—	—		2,014
Payables for collateral under securities loaned and other transactions	31,891	—	—	—		31,891
Bank deposits	9,362	—	—	—		9,362
Short-term debt	2,057	—	—	—		2,057
Long-term debt	24,512	46	2,775	—	6(a), (q)	27,333
Collateral financing arrangements	5,297	—	—	—		5,297
Junior subordinated debt securities	3,191	—	—	—		3,191
Deferred/Current income tax payable	3,543	2,703	(3,256)	—	6(r)	2,990
Other liabilities	17,455	1,988	5,139	258	6(r)-(s), (u)-(w), 7(h), 8(a)	24,840
Separate account liabilities	172,372	236	—	—		172,608

Total liabilities	570,486	100,801	2,475	258		674,020

Contingencies, Commitments and Guarantees
Redeemable noncontrolling interest in partially owned consolidated subsidiaries	—	95	—	—		95

Stockholders’ Equity:
Preferred stock, par value $0.01 per share	1	—	—	—		1
Series B contingent convertible preferred stock, par value $0.01 per share	—	—	1	—	6(x)	1
Common stock, par value $0.01 per share	9	—	1	—	6(y)	10
Additional paid-in capital	20,451	—	5,945	—	6(z)	26,396
Retained earnings	22,096	—	—	—		22,096
Treasury stock, at cost	(172)	—	—	—		(172)
Shareholder’s net investment	—	12,882	(12,882)	—	6(aa)	—
Accumulated other comprehensive income	4,030	2,296	(2,296)	—	6(bb)	4,030

Total stockholders’ equity	46,415	15,178	(9,231)	—		52,362
Noncontrolling interests	354	182	(146)	—	8(a)	390

Total equity	46,769	15,360	(9,377)	—		52,752

Total liabilities and stockholders’ equity	$617,255	$116,256	$(6,902)	$258		$726,867

See accompanying notes to unaudited pro forma condensed combined financial statements.

MetLife, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2010

	Historical		Pro Forma	Reclassification		Pro Forma
	MetLife	ALICO	Adjustments	Adjustments	Notes	Combined
	(In millions, except per share data)
	September 30, 2010	August 31, 2010
Revenues
Premiums	$20,078	$7,620	$(160)	$(902)	7(i), 8(a)	$26,636
Universal life and investment-type product policy fees	4,345	—	(115)	902	6(p), 7(i)	5,132
Net investment income	12,822	2,810	(583)	—	6(cc)	15,049
Other revenues	1,681	5	—	—		1,686
Net investment gains (losses)	954	142	(351)	—	6(dd)-(ee), 8(a), (d)	745

Total revenues	39,880	10,577	(1,209)	—		49,248

Expenses
Policyholder benefits and claims	21,952	5,913	(198)	(1,507)	6(s)-(t), 7(j), 8(a)	26,160
Interest credited to policyholder account balances	3,458	—	—	1,507	7(j)	4,965
Policyholder dividends	1,157	—	—	—		1,157
Other expenses	9,358	3,021	(842)	—	6(ff)	11,537

Total expenses	35,925	8,934	(1,040)	—		43,819

Income from continuing operations before provision for income tax	3,955	1,643	(169)	—		5,429
Provision for income tax expense	1,259	581	(27)	—	6(gg)	1,813

Income from continuing operations, net of income tax	2,696	1,062	(142)	—		3,616
Less: Net income (loss) attributable to noncontrolling interests	(7)	31	(22)	—	8(a)	2

Income from continuing operations, net of income tax, attributable to shareholders	2,703	1,031	(120)	—		3,614
Less: Preferred stock dividends	91	—	—	—		91

Income from continuing operations, net of income tax, attributable to common shareholders	$2,612	$1,031	$(120)	$—		$3,523

Earnings Per Share
Income per share from continuing operations, net of income tax, attributable to common shareholders
Basic	$3.10					$3.34

Diluted	$3.08					$3.32

Weighted average number of common shares outstanding
Basic	840					1,056

Diluted	847					1,063

See accompanying notes to unaudited pro forma condensed combined financial statements.

MetLife, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009

	Historical		Pro Forma	Reclassification		Pro Forma
	MetLife	ALICO	Adjustments	Adjustments	Notes	Combined
	(In millions, except per share data)
	December 31, 2009	November 30, 2009
Revenues
Premiums	$26,460	$9,896	$(165)	$(1,279)	7(i), 8(a)	$34,912
Universal life and investment-type product policy fees	5,203	—	(166)	1,279	6(p), 7(i)	6,316
Net investment income	14,838	4,932	(959)	—	6(cc)	18,811
Other revenues	2,329	5	—	—		2,334
Net investment gains (losses)	(7,772)	(738)	373	—	6(dd)-(ee), 8(a), (d)	(8,137)

Total revenues	41,058	14,095	(917)	—		54,236

Expenses
Policyholder benefits and claims	28,336	8,641	(249)	(3,405)	6(s)-(t), 7(j), 8(a)	33,323
Interest credited to policyholder account balances	4,849	—	—	3,405	7(j)	8,254
Policyholder dividends	1,650	—	—	—		1,650
Other expenses	10,556	4,268	(1,336)	—	6(ff)	13,488

Total expenses	45,391	12,909	(1,585)	—		56,715

Income (loss) from continuing operations before provision for income tax	(4,333)	1,186	668	—		(2,479)
Provision for income tax expense (benefit)	(2,015)	379	320	—	6(gg)	(1,316)

Income (loss) from continuing operations, net of income tax	(2,318)	807	348	—		(1,163)
Less: Income (loss) attributable to noncontrolling interests	(32)	43	(13)	—	8(a)	(2)

Income (loss) from continuing operations, net of income tax, attributable to shareholders	(2,286)	764	361	—		(1,161)
Less: Preferred stock dividends	122	—	—	—		122

Income (loss) from continuing operations, net of income tax, attributable to common shareholders	$(2,408)	$764	$361	$—		$(1,283)

Earnings Per Share
Loss per share from continuing operations, net of income tax, attributable to common shareholders
Basic	$(2.94)					$(1.22)

Diluted	$(2.94)					$(1.22)

Weighted average number of common shares outstanding
Basic	818					1,052

Diluted	818					1,052

See accompanying notes to unaudited pro forma condensed combined financial statements.

MetLife, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Description of Transaction
Under the terms of the Amended Stock Purchase Agreement, on November 1, 2010, MetLife, Inc. (i) paid $7,206 million to ALICO Holdings in cash, which included $406 million related to the settlement of intercompany balances and certain other closing adjustments, and (ii) issued to ALICO Holdings (a) 78,239,712 shares of MetLife, Inc.’s common stock, (b) 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) of MetLife, Inc., which will automatically convert into approximately 68,570,000 shares of MetLife, Inc.’s common stock upon a favorable vote of MetLife, Inc.’s common stockholders, and (c) 40,000,000 equity units of MetLife, Inc. (the “Equity Units”) with an aggregate stated amount at issuance of $3,000 million, initially consisting of (x) purchase contracts (the “Purchase Contracts”), obligating the holder to purchase, on specified future settlement dates, a variable number of shares of MetLife, Inc.’s common stock for a fixed price; and (y) an interest in each of three series of debt securities (the “Debt Securities”) issued by MetLife, Inc. Distributions on the Equity Units will be made quarterly, through contract payments on the Purchase Contracts and interest payments on the Debt Securities, initially at an aggregate annual rate of 5%.
Equity Unit Amendment
Pursuant to the original Stock Purchase Agreement, the Equity Units were to consist of (x) purchase contracts obligating the holder to purchase a variable number of shares of MetLife, Inc.’s common stock on specified future dates for a fixed price and (y) an interest in shares of MetLife, Inc.’s preferred stock. At a future date, shares of the preferred stock were to have been mandatorily exchanged for an interest in debt securities of MetLife, Inc., which would have been subject to remarketing and sold to investors.
The Equity Unit Amendment provides that the Equity Units consist of (x) Purchase Contracts obligating the holder to purchase a variable number of shares of MetLife, Inc.’s common stock on specified future dates for a fixed price and (y) an interest in the Debt Securities. Accordingly, there will not be any issuance and exchange of preferred stock, which no longer forms a part of the Equity Units, for an interest in debt securities of MetLife, Inc., as contemplated by the original Stock Purchase Agreement. The Debt Securities constituting part of the Equity Units will be subject to remarketing and sold to investors. Holders of the Equity Units who elect to include their Debt Securities in a remarketing can use the proceeds thereof to meet their obligations under the Purchase Contracts to purchase MetLife, Inc.’s common stock.

Cash Consideration
The $7,206 million cash portion of the purchase price was funded by MetLife, Inc. through the issuance of common stock and fixed and floating rate senior debt in August 2010, and with cash on hand.
In August 2010, MetLife, Inc. issued 86,250,000 shares of common stock at a public offering price of $42.00 per share for gross proceeds of $3,623 million. In connection with the offering of common stock, MetLife, Inc. incurred $94 million of issuance costs which has been recorded as a reduction of additional paid-in capital in MetLife, Inc.’s historical interim condensed consolidated balance sheet as of September 30, 2010. In addition, in August 2010, MetLife, Inc. issued senior notes in $3,000 million aggregate principal amount as follows:
•	$250 million floating rate senior notes due August 6, 2013, with an interest rate equal to three-month LIBOR plus 1.25%;
•	$1,000 million 2.375% fixed rate senior notes due February 6, 2014;
•	$1,000 million 4.75% fixed rate senior notes due February 8, 2021; and
•	$750 million 5.875% fixed rate senior notes due February 6, 2041.
In connection with the offering of the senior notes, MetLife, Inc. incurred $15 million of issuance costs which have been capitalized and included in other assets. These costs are being amortized over the respective terms of the senior notes. The shares of common stock and the fixed and floating rate senior notes issued during MetLife, Inc.’s 2010 third quarter are reflected in MetLife, Inc.’s historical interim condensed consolidated balance sheet as of September 30, 2010.
As a result of the offerings of common stock and senior notes, the amended commitment letter for a $5,000 million senior credit facility, which MetLife, Inc. signed on March 16, 2010, was terminated. During March 2010, MetLife, Inc. paid $28 million in fees related to this senior credit facility, all of which was expensed during the nine months ended September 30, 2010.
Common Stock, Series B Preferred Stock and Equity Units Issued to ALICO Holdings
Pursuant to the Amended Stock Purchase Agreement, on November 1, 2010, MetLife, Inc. issued 78,239,712 shares of its common stock to ALICO Holdings. The amount reflected in the unaudited pro forma condensed combined balance sheet of $3,200 million is based on the opening price of MetLife, Inc.’s common stock of $40.90 on the New York Stock Exchange on November 1, 2010.
Pursuant to the Amended Stock Purchase Agreement, MetLife, Inc. issued 6,857,000 shares of Series B Preferred Stock to ALICO Holdings. The Series B Preferred Stock will automatically convert into 68,570,000 shares of MetLife, Inc.’s common stock (subject to anti-dilution adjustments) upon a favorable vote of MetLife, Inc.’s common stockholders. If MetLife, Inc. fails to obtain this favorable vote of its common stockholders before the first anniversary of the closing of the Acquisition, then MetLife, Inc. must pay ALICO Holdings approximately

$300 million. The amount reflected in the unaudited pro forma condensed combined balance sheet of $2,805 million is based on the opening price of MetLife, Inc.’s common stock of $40.90 on the New York Stock Exchange on November 1, 2010. The Series B Preferred Stock will participate in dividends pari passu with MetLife Inc.’s common stock.
Pursuant to the Amended Stock Purchase Agreement, MetLife, Inc. issued to ALICO Holdings 40,000,000 Equity Units with an aggregate stated amount at issuance of $3,000 million and an estimated fair value of $3,189 million. The Equity Units include the Debt Securities and the Purchase Contracts that will settle in MetLife, Inc. common stock on specified future dates (an aggregate of $1,000 million on each settlement date). Distributions on the Equity Units will be made quarterly at an initial annual rate of 5%.
The aggregate amount of MetLife, Inc. common stock to be issued to ALICO Holdings in connection with the Acquisition is expected to be between 214.6 million to 231.5 million shares consisting of 78.2 million shares issued at closing, 68.6 million shares to be issued upon conversion of the Series B Preferred Stock (with the stockholder vote on such conversion to be held within one year after the closing) and between 67.8 million and 84.7 million shares of common stock, in total, issuable upon settlement of the Purchase Contracts forming part of the Equity Units. The ownership of these shares is subject to an investor rights agreement, previously filed as an exhibit to the Form 8-K filed by MetLife, Inc. on November 2, 2010, which grants to ALICO Holdings certain rights and sets forth certain agreements with respect to ALICO Holdings’ ownership, voting and transfer of the shares, including minimum holding periods and restrictions on the number of shares ALICO Holdings can sell at one time.
2. Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and were derived from the historical financial statements of MetLife, Inc. and ALICO. The unaudited pro forma condensed combined financial statements include historical amounts as of and for the nine months ended September 30, 2010, for MetLife, Inc., and as of and for the nine months ended August 31, 2010, for ALICO, and for the year ended December 31, 2009, for MetLife, Inc., and for the year ended November 30, 2009, for ALICO. For ease of reference, all pro forma adjustments reference MetLife, Inc.’s period-end dates and no adjustments were made to ALICO’s reported information for its different period-end dates. Certain adjustments and reclassifications have been recorded in the unaudited pro forma condensed combined financial statements to conform to MetLife, Inc.’s accounting policies and are more fully described in Notes 6 and 7. The unaudited pro forma condensed combined financial statements give effect to the Acquisition as if it had occurred (i) on September 30, 2010 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) on January 1, 2009 for purposes of the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009.
The unaudited pro forma condensed combined financial statements were prepared in accordance with U.S. GAAP and presented in accordance with the requirements of Article 11 of Regulation S-X published by the U.S. Securities and Exchange Commission.

The acquisition method of accounting requires, among other things, that the consideration transferred be measured at fair value at the acquisition date and that assets acquired and certain liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the assets acquired and liabilities assumed will be recorded as of the acquisition date at their respective fair values and added to those of MetLife, Inc.’s historical values. The financial statements and reported results of operations of MetLife, Inc. issued after completion of the Acquisition will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of ALICO.
In accordance with Article 11 of Regulation S-X, discontinued operations and the related earnings per share data have been excluded from the presentation of the unaudited pro forma condensed combined statements of operations. The pro forma adjustments reflecting the Acquisition under the acquisition method of accounting are based on certain estimates and assumptions. It is likely that the actual adjustments reflected in the final acquisition accounting, that may reflect additional available information, will differ from the pro forma adjustments and it is possible the differences may be material. MetLife, Inc.’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Acquisition been effective during the periods presented or the results that may be obtained by the combined company in the future.
3. Indemnification Related to Section 338 Elections
Pursuant to the Amended Stock Purchase Agreement, MetLife, Inc. and ALICO will be fully indemnified by ALICO Holdings, for all taxes, interest and penalties resulting from anticipated Section 338 elections to be made with respect to ALICO and its subsidiaries.
4. Acquisition-Related Costs
During the nine months ended September 30, 2010, MetLife, Inc. incurred acquisition-related transaction costs, consisting primarily of investment banking and legal fees, of $54 million. This amount is reflected in MetLife, Inc.’s unaudited historical interim condensed consolidated statement of operations for the nine months ended September 30, 2010 within other expenses. A pro forma adjustment has been made to eliminate these costs and related tax benefit of $19 million from the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2010 due to their non-recurring nature.
5. Purchase Price Allocation
In accordance with U.S. GAAP, the fair value of MetLife, Inc.’s common stock and other securities issued as part of the consideration transferred was measured on the closing date of the Acquisition at the then current market price. The total purchase price for the Acquisition of $16,400 million is based on the estimated fair value of the total securities issued to ALICO Holdings using the opening price of MetLife, Inc. common stock of $40.90 per share on November 1, 2010. Of the $16,400 million, $225 million is allocated to the effective settlement of debt securities issued by MetLife, Inc. that are owned by ALICO, and reduces the purchase consideration. The remaining adjustments to the purchase consideration include: an increase of $69 million representing an estimated contractual adjustment owed under the Amended Stock Purchase Agreement, and $36 million reflecting an accounting adjustment associated with noncontrolling shareholders’ interest in certain legal entities acquired.
The purchase consideration for ALICO will be allocated to assets acquired (including identifiable assets arising from the Acquisition) and liabilities assumed based on their estimated fair values. The fair value adjustments in connection with the Acquisition are described in the notes below. The excess of the total purchase consideration of the Acquisition over the estimated fair value of the identifiable net assets acquired has been recorded as goodwill in the unaudited pro forma condensed combined balance sheet as of September 30, 2010.
For purposes of presentation in the unaudited pro forma condensed combined financial statements, the allocation of purchase price is as follows:

Purchase Price Allocation:
(in millions)

Cash	$6,800
MetLife, Inc. common stock issued to ALICO Holdings	3,200
MetLife, Inc. Series B Preferred Stock issued to ALICO Holdings	2,805
MetLife, Inc. Equity Units issued to ALICO Holdings	3,189

Total cash paid and securities issued to ALICO Holdings	15,994
Contractual purchase price adjustments	406

Total purchase price	16,400
Effective settlement of pre-existing relationships	(225)
Contingent consideration	69
Fair value of noncontrolling interests	36

Total purchase consideration for ALICO	$16,280

Carrying value of net assets acquired at September 30, 2010	$15,360
Estimated acquisition accounting adjustments:
Elimination of historical intangibles, including goodwill	(9,606)
Establishment of VOBA, VODA and other intangibles, net	2,691
Investment fair value adjustments	(262)
Liability for transforming ALICO branches to subsidiaries	(300)
Deferred/current taxes	3,256
Other, net	(220)
Establishment of goodwill	5,361

Total consideration transferred	$16,280

6. Pro Forma Adjustments
Pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma condensed combined financial statements. The fair value adjustments to assets acquired and liabilities assumed are preliminary in nature. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net assets and operating results of ALICO between August 31, 2010 and the closing date. The adjustments to be made as of the closing date may be different from the adjustments made to prepare the unaudited pro forma condensed combined financial statements and such differences may be material. The pro forma adjustments also include the effects of financing necessary to complete the Acquisition.
The following pro forma adjustments have been recorded in the unaudited pro forma condensed combined financial statements.
(a)	Adjustment to decrease fixed maturity securities relating to commercial mortgage-backed securities to fair value by $227 million at September 30, 2010 and the associated increase in net investment income of $8 million and $6 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, related primarily to the net change in premium/discount of those securities. In addition, an adjustment to recognize the reduction of $516 million and $808 million in net investment income for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, was recorded to reflect the new cost basis and related amortization/accretion of the acquired fixed maturities available-for-sale portfolio.

Elimination of ALICO’s investment in MetLife, Inc.’s bonds of $225 million was recorded along with the related elimination of MetLife, Inc.’s long-term debt and related interest income and interest expense of $8 million and $11 million recorded in net investment income and in other expenses for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(b)	Adjustment to reclassify trading securities of $641 million to fixed maturity securities available-for-sale, short term investments and cash of $392 million, $120 million and $129 million, respectively, in accordance with MetLife, Inc.’s policy and intention not to hold the securities principally for the purpose of selling in the near term and the associated reduction in net investment income (unrealized appreciation) of $29 million and $91 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(c)	Adjustment to decrease mortgage loans by $330 million to fair value at September 30, 2010 and the associated increase in net investment income of $35 million and $45 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(d)	Adjustment to increase policy loans by $157 million to fair value at September 30, 2010 and the associated reduction in net investment income of $27 million and $54 million for the nine months ended September 30, 2010 and the year ended December 31, 2010, respectively, related to the amortization of premium.
(e)	Adjustment to increase investment real estate by $135 million to fair value and the associated increase in net investment income of $1 million for both the nine months ended September 30, 2010 and the year ended December 31, 2009.
(f)	Adjustment represents payment of cash consideration of $7,206 million in accordance with the Amended Stock Purchase Agreement. See Note 1, Description of Transaction and Note 5, Purchase Price Allocation.
(g)	Elimination of ALICO’s historical deferred policy acquisition costs (“DAC”) of $10,871 million and related amortization of $1,470 million and $2,276 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
Adjustment to increase other expenses by $232 million and $412 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, for the DAC amortization related to new business in the periods presented in conformity with MetLife, Inc.’s accounting policy.
(h)	Establishment of value of business acquired (“VOBA”) arising from the Acquisition, which is estimated at $6,851 million, and the establishment of value of distribution agreements acquired (“VODA”) arising from the Acquisition which is estimated at $277 million. The adjustment for the related amortization of VOBA and VODA is estimated at $694 million and $17 million for the nine months ended September 30, 2010, respectively, and $977 million and $18 million for the year ended December 31, 2009, respectively.

VOBA represents the excess of policy liabilities over the estimated fair value of in-force contracts and includes the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the acquisition date. VOBA is based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business will vary from these projections perhaps materially.
VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. If actual future gross profits or future premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience. The following table provides an estimated amortization of the pro forma VOBA from 2010 to 2014:

(In millions)
Three months ending December 31, 2010	$221
2011	884
2012	692
2013	553
2014	475
VOBA and the related amortization amounts above exclude certain blocks of business where the estimated fair value of the in-force contract obligations exceeds the assumed in-force insurance policy liabilities as of September 30, 2010. A separate liability has been established for these blocks of business. See pro forma adjustment 6(w).
(i)	Adjustment to reflect goodwill of $5,361 million arising from the transaction. See Note 5, Purchase Price Allocation.
(j)	Elimination of ALICO’s deferred sales inducement assets of $105 million at September 30, 2010 and the related amortization of $23 million and $43 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(k)	Adjustment related to the establishment of indemnification assets of $241 million for potential recoveries related to the deterioration of fixed maturity securities (including commercial mortgage-backed securities), mortgage loans and certain investment funds, in accordance with the indemnification provisions of the Amended Stock Purchase Agreement and related agreements and the associated increase in net investment income of $1 million and $2 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(l)	Adjustment to increase company occupied real estate by $14 million to fair value at September 30, 2010 and the associated reduction in other expenses of $1 million for both the nine months ended September 30, 2010 and for the year ended December 31, 2009.
(m)	Elimination of ALICO’s historical goodwill of $29 million at September 30, 2010.
(n)	Adjustment related to the recognition of trademark values acquired as an identifiable intangible asset arising from the Acquisition at an estimated fair value of $105 million at September 30, 2010. The associated adjustment recorded is other expenses for trademark amortization was estimated at $15 million and $21 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(o)	Adjustment to reduce fixed assets and capitalized software by $106 million at September 30, 2010 primarily to conform to MetLife, Inc.’s capitalization policy and the associated reduction in depreciation expense of $11 million and $13 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(p)	Elimination of ALICO’s historical unearned revenue liability of $1,399 million at September 30, 2010 and the associated revenue decreases of $115 million and $166 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively.
(q)	Adjustment for the issuance of the Debt Securities of $3,000 million which form part of the Equity Units issued to ALICO Holdings in connection with the Acquisition. Interest expense related to the Debt Securities as well as the $3,000 public offering of senior notes issued in August, 2010 in connection with the Acquisition, of $140 million and $189 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, is included in other expenses. Interest expense on the Debt Securities was based on an average annual contractual rate of 2%. Interest expense on the public offering of senior debt was calculated based on actual borrowing rates for the $3,000 million in aggregate principal amount of senior debt. See Note 1, Description of Transaction.
(r)	Adjustment to decrease current and deferred income taxes by $3,256 million that includes (i) elimination of tax benefit of $19 million with respect to certain acquisition-related costs which are eliminated in the pro forma statement of operations for the nine months ended September 30, 2010, and (ii) deferred income tax effects of $3,275 million relating to the pro forma purchase adjustments and the adjustments of the tax basis of assets acquired and liabilities assumed as a result of anticipated Section 338 elections. The adjustments to deferred tax asset and liabilities of $3,275 million consist of the elimination of a portion of ALICO’s historical deferred tax liability of $2,537 million (which includes historical deferred tax liability of $47 million with respect to two Peru joint ventures which were sold by ALICO on October 27, 2010) and adjustment of $738 million to establish net resulting deferred tax asset of $534 million for ALICO. In addition, pro forma purchase adjustments resulted in an increase in other liabilities due to an increase in unrecognized tax benefit of $7 million. The U.S. tax rate of 35% was applied to the pro forma pre-tax adjustments except for those adjustments related to certain foreign subsidiaries which were tax effected at the applicable local statutory tax rate. For purposes of this unaudited pro forma condensed combined balance sheet as of September 30, 2010, it has been assumed that earnings of foreign subsidiaries will not be permanently reinvested.
(s)	Adjustment to reflect contingent consideration of $69 million for the estimated fair value of potential payments under provisions of the Amended Stock Purchase Agreement related to the adequacy of reserves for guarantees on certain U.K. unit-linked business. In addition, policyholder benefits and claims for the nine months ended September 30, 2010 and the year ended December 31, 2009, increased by $81 million and decreased by $180 million, respectively, to remove the effects of changes in embedded derivatives on these contracts since the guarantees will not impact MetLife Inc.’s future earnings based on the provisions of the Amended Stock Purchase Agreement.
(t)	Adjustment to decrease policyholder benefits and claims incurred by $101 million for the nine months ended September 30, 2010 and increase policyholder benefits and claims incurred by $119 million for the year ended December 31, 2009 for the estimated effects of unlocking actuarial assumptions used in determining future net benefit premiums for certain traditional life insurance blocks of business and to reverse the mark to market effects of the fair value option used by ALICO for certain single premium variable life products in Japan in accordance with MetLife, Inc.’s policy decision not to use such an election.
(u)	Adjustment to reflect the present value of the contract payments of $247 million associated with the Purchase Contracts that form part of the Equity Units issued to ALICO Holdings.
(v)	Adjustment to recognize a liability of $300 million associated with the estimated cost for transforming ALICO branches to subsidiaries in order to comply with a Closing Agreement with the IRS signed on March 4, 2010.
(w)	Adjustment to reflect an increase in insurance liabilities of $4,542 million for certain blocks of business where the estimated fair value of the in-force contract obligations exceeds the assumed in-force insurance policy liabilities as of September 30, 2010 and the associated reduction to other expenses of $373 million and $609 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. See pro forma adjustment 6(h).
(x)	Adjustment to reflect the par value of $1 million associated with the Series B Preferred Stock issued to ALICO Holdings in connection with the Acquisition.
(y)	Adjustment to reflect the par value of $1 million associated with the common stock issued to ALICO Holdings in connection with the Acquisition.
(z)	Issuance of 6,857,000 shares of Series B Preferred Stock to ALICO Holdings of $2,804 million and the issuance of 78,239,712 shares of common stock to ALICO Holdings of $3,199 million in connection with the Acquisition. In addition, additional paid-in capital includes a net charge of $58 million associated with the Purchase Contracts that form part of the Equity Units issued to ALICO Holdings and the associated contract payments. See Note 1, Description of Transaction.
(aa)	Elimination of ALICO’s historical shareholder’s net investment balance of $12,882 million at September 30, 2010.
(bb)	Elimination of ALICO’s historical accumulated other comprehensive income balance of $2,296 million at September 30, 2010.
(cc)	Adjustments to reflect the increase/(decrease) in net investment income related to pro forma adjustments for the nine months ended September 30, 2010 and the year ended December 31, 2009 as follows:

	Nine Months Ended	Year Ended	Note
	September 30, 2010	December 31, 2009	Reference
Adjustment to income associated with commercial mortgage-backed securities	8	6	6	(a)
Adjustment to amortization/accretion of fixed maturities available-for-sale portfolio	(516)	(808)	6	(a)
Elimination of interest income on investment in MetLife, Inc. debt securities	(8)	(11)	6	(a)
Adjustment to net investment income associated with reclass of investment securities	(29)	(91)	6	(b)
Adjustment to mortgage loan income	35	45	6	(c)
Adjustment to income associated with policy loans	(27)	(54)	6	(d)
Adjustment to depreciation expense on investment real estate	1	1	6	(e)
Recognition of income on indemnification asset	1	2	6	(k)
Elimination of net investment income associated with Peru joint ventures	(48)	(49)	8	(a)

	(583)	(959)

(dd)	Adjustment to realize a net investment loss of $25 million and a net investment gain of $5 million related to the release of unrealized gains/losses to realized gains/losses on foreign currency denominated fixed maturity securities for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

(ee)	Adjustment to reverse realized gains of $106 million for the nine months ended September 30, 2010 and realized losses of $470 million for the year ended December 31, 2009, respectively, to conform to MetLife, Inc.’s policy related to foreign exchange.

(ff)	Adjustments to reflect the (decrease)/increase in other expenses related to pro forma adjustments for the nine months ended September 30, 2010 and the year ended December 31, 2009 is as follows:

	Nine Months Ended	Year Ended	Note
	September 30, 2010	December 31, 2009	Reference
Adjustment to remove acquisition-related costs incurred in 2010	(54)	—	4
Elimination of interest expense on MetLife, Inc. debt securities	(8)	(11)	6	(a)
Elimination of amortization on historical DAC	(1,470)	(2,276)	6	(g)
Adjustment to DAC amortization related to new business	232	412	6	(g)
Amortization of VOBA	694	977	6	(h)
Amortization of VODA	17	18	6	(h)
Elimination of expense associated with historical deferred sales inducements	(23)	(43)	6	(j)
Adjustment to depreciation expense on company occupied real estate	(1)	(1)	6	(l)
Adjustment for amortization on trademark assets	15	21	6	(n)
Adjustment to depreciation/amortization expense associated with fixed assets and software capitalization	(11)	(13)	6	(o)
Recognition of interest expense on debt securities issued in connection with Acquisition	140	189	6	(q)
Amortization of insurance liabilities	(373)	(609)	6	(w)

	(842)	(1,336)

(gg)	The unaudited pro forma condensed combined statements of operations pre-tax adjustments were tax effected at the U.S. tax rate of 35%. For purposes of the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009, it has been assumed that earnings of foreign subsidiaries will not be permanently reinvested. For the nine months ended September 30, 2010, the pro forma pre-tax adjustments resulted in a decrease to income tax expense of $27 million (net of the elimination of income tax benefit of $8 million related to the statement of operations items of the two joint ventures in Peru which were sold by ALICO on October 27, 2010). For the year ended December 31, 2009, the pro forma pre-tax adjustments resulted in an increase to income tax expense of $320 million (net of the elimination of income tax expense of $8 million related to the statement of operations items of the Peru joint ventures).
7. Reclassification Adjustments
The following reclassification adjustments have been made to conform ALICO’s accounting policies to those of MetLife, Inc. which have been recorded in the unaudited pro forma condensed combined financial statements.
(a)	Adjustment to reclassify fixed maturity securities available-for-sale of $8,429 million to short term investments and cash and cash equivalents of $6,835 million and $1,594 million, respectively. The acquisition date for these securities results in resetting the remaining time to maturity at acquisition which is the primary determinant to classify holdings as cash equivalents and short-term investments.
(b)	Adjustment to reclassify REITs of $342 million from equity securities to real estate and real estate joint ventures held-for-investment.
(c)	Adjustment to reclassify mutual funds of $127 million from other invested assets to equity securities available-for-sale and trading securities of $16 million and $111 million, respectively.
(d)	Adjustment to reclassify assets of $1,393 million from short-term investments of $1,015 million and cash and cash equivalents of $378 million to trading securities.
(e)	Adjustment to reclassify real estate joint ventures of $128 million from other invested assets to real estate and real estate joint ventures held-for-investment.

(f)	Adjustment to reclassify company occupied real estate of $148 million from other assets to real estate and real estate joint ventures held-for-investment.
(g)	Adjustment to reclassify short-term investments of $3,533 million to cash and cash equivalents.
(h)	Adjustment to reclassify accrued income receivable for derivatives of $61 million from other invested assets to accrued investment income and other liabilities of $53 million and $8 million, respectively.
Adjustment to reclassify liability to return cash collateral held by ALICO for derivatives of $187 million from other invested assets (contra asset) to other liabilities.
Adjustment to eliminate ALICO’s counterparty netting of derivatives exposures of $79 million based on master netting agreements.
(i)	Adjustment to reclassify universal life and investment-type product policy fees of $902 million and $1,279 million from premiums and other considerations for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.
(j)	Adjustment to reclassify interest credited to policyholder account balances of $1,507 million and $3,405 million from policyholder benefits and claims for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

8. Pre Closing Activities
The following transaction was completed prior to the acquisition date:
(a)	On October 27, 2010, ALICO sold its investments in two joint ventures in Peru for $169 million. The proceeds associated with ALICO’s sale of its investments in the two joint ventures in Peru have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2010. The balance sheet items related to the Peru joint ventures at August 31, 2010 have been eliminated in the unaudited pro forma condensed combined balance sheet as of September 30, 2010 and are presented below.

August 31, 2010
(in millions)
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value	$944
Equity securities available-for-sale, at estimated fair value	60
Trading securities, at estimated fair value	18
Policy loans	1
Short-term investments	1
Other invested assets	20
Cash and cash equivalents	13
Accrued investment income	17
Premiums, reinsurance and other receivables	6
Other assets	33

Liabilities
Future policy benefits	682
Policyholder account balances	101
Other policyholder funds	1
Deferred/Current income tax payable	47
Other liabilities	26

Equity
Noncontrolling interests	146
     The statement of operations items related to the Peru joint ventures have been eliminated in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 and are presented below.

	Nine Months Ended	Year Ended
	August 31, 2010	November 30, 2009
	(in millions)
Revenues
Premiums	$160	$165
Net investment income	48	49
Net investment gains	5	3

Expenses
Policyholder benefits and claims	178	188

Net income attributable to noncontrolling interests	22	13

Prior to the closing of the Acquisition, AIG was required to complete certain transactions that affect ALICO. The following transactions were completed prior to the acquisition date:
(b)	Adjustment of $22 million to reflect ALICO’s sale of an investment to an AIG subsidiary which occurred prior to the acquisition date as a condition of closing in accordance with the Amended Stock Purchase Agreement.
(c)	Adjustment of $44 million to reflect the settlement of swap positions between ALICO and AIG Financial Products which occurred prior to the acquisition date as a condition of closing in accordance with the Amended Stock Purchase Agreement.
(d)	The following gains and losses related to intercompany transactions that have settled prior to the closing of the Acquisition, as required by the Amended Stock Purchase Agreement, were adjusted:
(i)	a gain of $29 million and $99 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, associated with an intercompany settlement of a foreign currency derivative between the ALICO and AIG;

(ii)	a gain of $78 million for the nine months ended September 30, 2010, associated with the intercompany settlement of swap positions between the ALICO and AIG Financial Products;

(iii)	a gain of $108 million for the nine months ended September 30, 2010, associated with the sale of AIG common stock to AIG.
9. Pro Forma Earnings Per Share
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the estimated weighted average number of common shares outstanding, as adjusted for the following items:
(i)	the public offering of 86,250,000 shares of MetLife, Inc. common stock issued on August 6, 2010, in connection with financing the cash portion of the transaction;
(ii)	the issuance of 78,239,712 shares of MetLife, Inc. common stock to ALICO Holdings;
(iii)	conversion of the Series B Preferred Stock into 68,570,000 shares of MetLife, Inc. common stock; and
(iv)	the estimated common stock dilution associated with the Equity Units under the treasury stock method.

	Nine Months Ended	Year Ended
	September 30, 2010	December 31, 2009
Basic
Weighted average common shares outstanding, as reported (1)	822,683,211	818,462,150
Common shares issued in connection with the Acquisition (2)	164,489,712	164,489,712
Common shares upon conversion of Series B Preferred Stock (3)	68,570,000	68,570,000

Weighted average common shares outstanding, pro forma	1,055,742,923	1,051,521,862

Diluted
Weighted average common shares outstanding, as reported (1)	829,633,751	818,462,150
Common shares issued in connection with the Acquisition (2)	164,489,712	164,489,712
Common shares upon conversion of Series B Preferred Stock (3)	68,570,000	68,570,000
Estimated dilutive effect of the Equity Units (4)	—	—

Weighted average common shares outstanding, pro forma	1,062,693,463	1,051,521,862

(1)	Weighted average common shares, as reported for both basic and diluted, are adjusted to remove the incremental common shares issued on August 6, 2010, in connection with the Acquisition. These shares are included in total in “common shares issued in connection with the Acquisition.”

(2)	Includes shares issued on August 6, 2010 as well as shares of MetLife, Inc. common stock issued to ALICO Holdings on November 1, 2010.

(3)	For purposes of the earnings per share calculation, the Series B Preferred Stock is assumed converted into common shares for both basic and diluted weighted average shares. The if-converted method is not applied.

(4)	The Equity Units issued to ALICO Holdings had no impact on pro forma diluted shares under the treasury stock method. The Equity Units would only result in a dilutive impact when the market price of MetLife, Inc.’s common stock exceeds the “threshold appreciation price” of $44.275. When the stock price is at the threshold appreciation price or below, the assumed conversion would have an anti-dilutive effect on earnings per share.
The difference between basic shares and diluted shares for the nine months ended September 30, 2010 relates to the existing potential dilutive securities issued by MetLife, Inc. and is not affected by securities to be issued as part of the Acquisition. For the year ended December 31, 2009, there was no difference between the as reported basic shares and the as reported diluted shares as the existing potential dilutive securities issued by MetLife, Inc. were excluded from the calculation. MetLife, Inc. experienced a loss for the 2009 fiscal year and including these securities would have been anti-dilutive.
10. Forward Looking Statements
These unaudited pro forma condensed combined financial statements may be deemed to be forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements are identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Such statements may include, but are not limited to statements about the benefits of the Acquisition, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward looking statements are based largely on management’s expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward looking statements.